Filed pursuant to 424(b)(3)
Registration No. 333-276205
PROSPECTUS SUPPLEMENT NO. 4
To Prospectus dated February 1, 2024

330,450 Shares of Common Stock
4,669,550 Pre-Funded Warrants to Purchase Up to 4,669,550 Shares of Common Stock
5,000,000 Series B-1 Common Warrants to Purchase Up to 5,000,000 Shares of Common Stock
5,000,000 Series B-2 Common Warrants to Purchase Up to 5,000,000 Shares of Common Stock
4,669,550 Shares of Common Stock underlying the Pre-Funded Warrants
10,000,000 Shares of Common Stock underlying the Common Warrants

This prospectus supplement No. 4 supplements the prospectus dated February 1, 2024 (the “Prospectus”), related to (a) the offering on a “reasonable best efforts” basis of (i) 330,450 shares of our common stock, $0.0001 par value per share (the “Common Stock”), (ii) Series B-1 common warrants to purchase up to 5,000,000 shares of Common Stock (the “Series B-1 Common Warrants”), (iii) Series B-2 common warrants to purchase up to 5,000,000 shares of Common Stock, (the “Series B-2 Common Warrants,” and together with the Series B-1 Common Warrants, the “Common Warrants”), and (iv) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 4,669,550 shares of Common Stock (and the shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants) and (b) the offering of (i) the shares of Common Stock that are issuable from time to time upon exercise of the Common Warrants and (ii) the shares of Common Stock that are issuable from time to time upon exercise of the Pre-Funded Warrants. The “reasonable best efforts” offering was completed on February 6, 2024 and the shares of Common Stock underlying the Common Warrants and Pre-Funded Warrants are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended.
You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.
Our Common Stock is listed on The Nasdaq Capital Market under the symbol “GRI.” On May 30, 2024, the last reported sale price of our Common Stock was $0.3309 per share.
Investing in our securities involves risks. See “Risk Factors” beginning on page 35 of Prospectus Supplement No. 1 to the Prospectus, dated March 28, 2024.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is May 31, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549 FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 21, 2024
GRI BIO, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40034	82-4369909
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)
2223 Avenida de la Playa, #208
La Jolla, CA 92037
(Address of principal executive offices and zip code)
(619) 400-1170
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	GRI	The Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging Growth Company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
As previously reported in a Current Report on Form 8-K filed November 24, 2023, on November 22, 2023, GRI Bio, Inc. (the “Company”) received a deficiency letter from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that the Company did not comply with the minimum stockholders’ equity requirement for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(b) (the “Stockholders’ Equity Requirement”) based on the information provided in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023. The Company was provided an initial period of 180 calendar days, or until May 20, 2024, to regain compliance with the Stockholders’ Equity Requirement.

On May 21, 2024, the Company received a staff determination letter (the “Determination Letter”) from the Staff notifying the Company that, despite reporting in excess of $2.5 million in stockholders’ equity in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, it had not regained compliance with the Stockholders’ Equity Requirement by May 20, 2024 when taking into account the Company’s historical burn rate. Accordingly, and as described in the Determination Letter, unless the Company timely requests an appeal of the determination by May 28, 2024, the Company’s securities will be subject to suspension/delisting. The Company intends to timely request an appeal of the determination to a Hearings Panel (the “Panel”). The appeal will automatically stay any suspension or delisting action pending the hearing before the Panel, and the Company’s common stock will remain listed on The Nasdaq Capital Market pending the outcome of the hearing before the Panel. Pursuant to Nasdaq Listing Rules, the Panel has the authority to grant an additional extension not to exceed 180 days from the Staff’s determination.

Notwithstanding the foregoing, there can be no assurance that the Panel will grant the Company an additional extension period or that the Company will ultimately regain compliance with all applicable requirements for continued listing on The Nasdaq Capital Market.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 22, 2024	GRI BIO, INC.
	By:	/s/ Leanne Kelly
	Name:	Leanne Kelly
	Title	Chief Financial Officer